CONTRACTOR FORM

UNCOMMON GIVING CORPORATION

STOCK APPRECIATION RIGHTS AGREEMENT

1.Grant of Stock Appreciation Rights.  Pursuant to the Uncommon Giving Corporation 2020 Long-Term Incentive Plan (the “Plan”) for key Employees, Contractors, and Outside Directors of Uncommon Giving Corporation, a Delaware corporation (the “Company”) and its Subsidiaries, the Company hereby grants to

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(the “Participant”)

Stock Appreciation Rights relating to the appreciation in _______ shares of Common Stock of the Company (the “Stock Appreciation Rights” or “SARs”) at an exercise price (the “SAR Price”) of $________ per share (which is equal to or greater than the Fair Market Value of a share of Common Stock on the Date of Grant), all upon and subject to the terms and conditions set forth in the Plan and this Stock Appreciation Rights Agreement (this “Agreement”).  This Agreement is intended to comply with the provisions governing stock appreciation rights under the final Treasury Regulations issued on April 17, 2007, in order to exempt this Agreement from the application of Section 409A of the Code.

2.Date of Grant; SAR Period.  The Date of Grant of the Stock Appreciation Rights is ________, 20___.  The “SAR Period” shall commence on the Date of Grant and shall expire on the date immediately preceding the tenth (10th) anniversary of the Date of Grant, unless earlier terminated in accordance with Section 5 below.

3.Subject to Plan.  The SARs and this Agreement are subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement.  Except as otherwise provided herein, the capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan.  The SARs are subject to any rules promulgated pursuant to the Plan by the Board or the Committee, as applicable, and communicated to the Participant in writing.

4.Vesting; Time of Exercise.  Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, the SARs shall vest and become exercisable as set forth on Exhibit A attached hereto.  Notwithstanding the foregoing, in the event that a Change in Control occurs, then immediately prior to the effective date of such Change in Control the total SARs not previously vested shall thereupon immediately become fully vested and exercisable, if not previously so exercisable.

5.Term; Forfeiture.

a.Except as otherwise provided in this Agreement, unexercised SARs that are unvested on the date of the Participant’s Termination of Service shall terminate on that date.  Unexercised SARs that are vested shall terminate on the first to occur of the following:

i.5 p.m. on the date the SAR Period terminates;

ii.5 p.m. on the date which is twelve (12) months following the date of the Participant’s Termination of Service due to death or Total and Permanent Disability;

iii.Immediately upon the Participant’s Termination of Service by the Company for Cause (defined below); and

iv.5 p.m. on the date which is three (3) months following the date of the Participant’s Termination of Service for any reason not otherwise specified in this Section 5.

b.For purposes hereof, “Cause” shall have the meaning set forth in the Participant’s employment or other written agreement with the Company or, if such agreement does not contain a definition of “Cause” or the Participant has not entered into such an agreement with the Company, shall mean: (i) acts of fraud or dishonesty in the course of employment or service; (ii) violations of law causing material harm to the Company; (iii) substance abuse causing harm to the Company or impairing the Participant’s performance; (iv) conviction of a felony involving moral turpitude; or (v) insubordination, dereliction of duties, habitual absenteeism, or material failure to follow reasonable Company instructions after (solely in the case of this clause (v)) notice to the Participant and the Participant’s failure to correct the same within the time period specified in the notice, which time period shall be not less than ten (10) business days.1

6.Exercise and Payment.  The Participant may exercise vested SARs at any time during the SAR Period, and prior to the termination of the SARs in accordance with Section 5 above, by the delivery (including by FAX) of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the vested SARs are to be exercised and the date of exercise thereof (the “Exercise Date”).  On the Exercise Date, subject to the terms and conditions of this Agreement, and only if permissible under Section 409A of the Code and the regulations and other guidance issued thereunder (or, if not so permissible, at such time as is permitted by Section 409A of the Code and the regulations and other guidance issued thereunder), the Company, in its sole discretion, shall deliver to the Participant the number of shares of Common Stock having an aggregate Fair Market Value (as of the Exercise Date) equal to the excess (if any) of the Fair Market Value (as of the Exercise Date) per share of Common Stock over the SAR Price per share, multiplied by the total number of SARs being exercised, with a cash payment to be made for any fractional share interests.

7.No Fractional Shares.  SARs may be exercised only with respect to full shares of Common Stock, and no fractional share of stock shall be issued.

8.Who May Exercise.  Subject to the terms and conditions set forth in Sections 4 and 5 above, during the lifetime of the Participant, the SARs may only be exercised by the Participant or his guardian or legal representative.  If the Participant dies prior to the dates specified in Section 5 above without having exercised all of his then-vested SARs as of his date of death, then the following persons may exercise the exercisable portion of the SARs on behalf of the

1NTD: Client to revise definition of Cause as needed.

Participant at any time prior to the earliest of the dates specified in Section 5 above: the personal representative of estate or any person who acquired the right to exercise the SARs by bequest or inheritance or by reason of the death of the Participant; provided that the SARs shall remain subject to the other terms of this Agreement, the Plan, and all Applicable Laws, rules, and regulations.

9.Non-Assignability.  The Stock Appreciation Rights granted under this Agreement, and any interest in or rights associated with such Stock Appreciation Rights, are not assignable or transferable by the Participant except by will or by the laws of descent and distribution.

10.Specific Performance.  The parties acknowledge that remedies at law will be inadequate remedies for breach of this Agreement and consequently agree that this Agreement shall be enforceable by specific performance.  The remedy of specific performance shall be cumulative of all of the rights and remedies at law or in equity of the parties under this Agreement.

11.No Rights as Stockholder.  The Participant will have no rights as a stockholder of the Company with respect to any shares of Common Stock covered by the Stock Appreciation Rights until the issuance of a certificate or certificates to the Participant for the shares of Common Stock.  Except as otherwise provided in Section 12 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.  Shares of Common Stock, if any, that you acquire upon exercise of vested SARs may also be made subject to the terms and conditions of any then current stockholders’, voting, co-sale/right of first refusal, or similar agreement among the Company and its stockholders (each, a “Stockholder Agreement”). The Participant, by his execution of this Agreement, hereby agrees for himself and his heirs, executors, administrators, legal representatives, successors, and assigns, to execute any instruments in writing which may be necessary or proper in carrying out the purposes of this Agreement or reasonably requested by the Company in connection with the issuance of shares of Common Stock, including, without limitation, a joinder to any Stockholder Agreement.

12.Adjustment of Number of Shares and Related Matters.  The number of shares of Common Stock covered by the SARs, and the SAR Price thereof, shall be subject to adjustment in accordance with Articles 11 - 13 of the Plan.

13.Investment Representations.

a.Unless shares of Common Stock are issued to the Participant in a transaction registered under applicable federal and state securities laws, by his execution hereof, the Participant represents and warrants to the Company that all Common Stock which may be purchased or transferred hereunder will be acquired by the Participant for investment purposes for his own account and not with any intent for resale or distribution in violation of federal or state securities laws.  Unless the Common Stock is issued to him in a transaction registered under the applicable federal and state securities laws, all certificates issued with respect to the Common Stock shall bear the legend set forth in Section 14 below and shall be held indefinitely, unless they are subsequently registered under the applicable federal and state securities laws or the Participant obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required.

b.The Participant represents and warrants that he or she is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended.

14.Legend.  The following legend shall be placed on all certificates evidencing Common Stock issued under this Agreement if the Common Stock was not issued in a transaction registered under the applicable federal or state securities laws:

“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

15.Call Rights Upon Termination of Employment.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall have the right at any time on or after the Participant’s Termination of Service, upon written notice (the “Call Notice”) to the Participant, to purchase all of the Common Stock at a purchase price equal to the Fair Market Value on the date of the purchase.  The Call Notice shall be effective as of the later of the date it is delivered to the Participant or, if mailed, as of the date the Call Notice is postmarked.  The purchase price for the Common Stock subject to the Call Notice shall be paid in cash or, at the election of the Company, in the form of a promissory note payable over two years at an annual interest rate equal to the then current prime rate (as published in the Wall Street Journal on the date that the promissory note becomes effective) on the unpaid balance.  Notwithstanding anything in this Section to the contrary, in the event the provisions of this Section conflict with the provisions of any Stockholder Agreement, the provisions of the Stockholder Agreement shall control.

16.Voting.  The Participant, as record holder of certain shares of Common Stock following exercise of the SARs, has the exclusive right to vote, or consent with respect to, such Common Stock until such time as the Common Stock is transferred in accordance with this Agreement; provided, however, that this Section shall not create any voting right where the holders of such Common Stock otherwise have no such right.

17.Company’s Right of First Refusal.  Before any Common Stock held by the Participant or any transferee (either being sometimes referred in this Section 17 as, the “Holder”) may be sold or otherwise transferred, including transfer by gift or operation of law, the Company or its assignee(s) shall have a right of first refusal to purchase the Common Stock on the terms and conditions set forth in this Section 17 (the “Right of First Refusal”).

a.Notice of Proposed Transfer.  The Holder of the Common Stock shall deliver to the Company a written notice (the “Transfer Notice”) stating:  (i) the Holder’s bona fide intention to sell or otherwise transfer such Common Stock; (ii) the name of each proposed purchaser or other transferee (the “Proposed Transferee”); (iii) the number of shares of Common Stock to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the

Common Stock (the “Offered Price”), and the Holder shall offer the Common Stock at the Offered Price to the Company or its assignee(s).

b.Exercise of Right of First Refusal.  At any time within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all or a portion of the Common Stock proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (c) below.

c.Purchase Price; Payment.  The purchase price (the “Purchase Price”) for the Common Stock purchased by the Company or its assignee(s) shall be the Offered Price.  If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined in good faith by the Company’s Board or the Committee.  Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash, by check, by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within thirty (30) days after receipt of the Notice or in the manner and at the times set forth in the Transfer Notice.

d.Holder’s Right to Transfer.  If all of the Common Stock proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section 17, then the Holder may sell or otherwise transfer such Common Stock to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within ninety (90) days after the date of the Transfer Notice, that any such sale or other transfer is effected in accordance with any Applicable Laws and that the Proposed Transferee agrees in writing that the provisions of this Section 17 shall continue to apply to the Common Stock in the hands of such Proposed Transferee.  If the Common Stock described in the Transfer Notice are not transferred to the Proposed Transferee within such period, a new Transfer Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Common Stock held by the Holder may be sold or otherwise transferred.

e.Exception for Certain Family Transfers.  Notwithstanding anything to the contrary contained herein, the transfer of any or all of the shares of Common Stock during the Participant’s lifetime or on the Participant’s death by will or intestacy to the Participant’s immediate family or a trust for the benefit of the Participant’s Immediate Family Members shall be exempt from the provisions of this Section 17.  In such case, the transferee or other recipient shall receive and hold the Common Stock so transferred subject to the provisions of this Section 17, and there shall be no further transfer of such Shares except in accordance with the terms of this Section 17.

f.Termination of Right of First Refusal.  The right of first refusal shall terminate as to any shares of Common Stock upon the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

g.Stop-Transfer Notices.  The Participant agrees that, in order to ensure compliance with the restrictions in this Section 17, the Company may issue appropriate “stop transfer” instructions to the Participant’s transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

h.Refusal to Transfer.  The Company shall not be required (i) to transfer on its books any shares of Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Section 17, or (ii) to treat as owner of such Common Stock or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Common Stock shall have been so transferred.

i.Stockholder Agreement.  Notwithstanding anything in this Section to the contrary, in the event the provisions of this Section conflict with the provisions of any Stockholder Agreement, the provisions of the Stockholder Agreement shall control.

18.Lock-up Agreement.  The Participant agrees that in connection with any underwritten public offering of Common Stock, including the Company’s initial public offering, the Common Stock may not be sold, offered for sale, pledged or otherwise disposed of or transferred without the prior written consent of the Company or the principal underwriter managing such public offering, as the case may be, for at least one hundred eighty (180) days after the effectiveness of the registration statement filed in connection with such offering, or such longer period of time as the Board or the principal underwriter may determine, if all of the Company’s directors and officers agree to be similarly bound.  In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Common Stock subject to this Section 18 or into which such Common Stock thereby become convertible shall immediately be subject to this Section 18.  Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of Common Stock subject to this Section 18.  The obligations under this Section 18 shall remain effective for all underwritten public offerings with respect to which the Company has filed a registration statement on or before the date five (5) years after the closing of the Company’s initial public offering, provided, however, that this Section 18 shall cease to apply to any Common Stock sold to the public pursuant to an effective registration statement or an exemption from the registration requirements of the United States Securities Act of 1933, as amended, in a transaction that complied with the terms of this Agreement.

19.Law Governing.  This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state).

20.No Right to Continue Service or Employment.  Nothing herein shall be construed to confer upon the Participant the right to continue in the employ or to provide services to the Company or any Subsidiary, whether as an Employee, a Contractor, or an Outside Director, or to

interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant as an Employee, a Contractor, or an Outside Director at any time.

21.Legal Construction.  In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a Court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement, and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

22.Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement.  The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

23.Entire Agreement.  This Agreement, together with the Plan, supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter.  All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan, and that any agreement, statement, or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

24.Parties Bound.  The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.

25.Modification.  No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties; provided, however, that the Company may change or modify the terms of this Agreement, including, without limitation, the SAR Price, without the Participant’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder.  Notwithstanding the preceding sentence, the Company may amend the Plan or revoke the SARs to the extent permitted by the Plan.

26.Headings.  The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

27.Gender and Number.  Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

28.Notice.  Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

a.Notice to the Company shall be addressed and delivered as follows:

Uncommon Giving Corporation

Address:

Address:

Attn:

Facsimile:

b.Notice to the Participant shall be addressed and delivered as set forth on the signature page.

29.Tax Requirements.  The Participant is hereby advised to consult immediately with his own tax advisor regarding the tax consequences of this Agreement.  The Company or, if applicable, any Subsidiary (for purposes of this Section 29, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from any amounts paid to the Participant pursuant to this Agreement, the amount of any federal, state, local, or other taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to the SARs.  The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to the SARs.  Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock.  Such payment may be made by (a) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding obligations of the Company; (b) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the Exercise Date, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding payment; (c) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares of Common Stock to be delivered upon the exercise of the SAR, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment; or (d) any combination of (a), (b), or (c).  The Company also may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement, as of the ___ day of ______________________, 20__.

THE COMPANY	THE PARTICIPANT

Uncommon Giving Corporation

By:	Printed Name:

Its:	Address:

EXHIBIT A

[Insert Vesting Conditions]